Exhibit 99.1

Monroe Capital Corporation BDC Announces Fourth Quarter And Full Year 2020 Results

CHICAGO, IL, March 2, 2021 -- Monroe Capital Corporation (Nasdaq: MRCC) (“Monroe”) today announced its financial results for the fourth quarter and full year ended December 31, 2020. The Board of Directors of Monroe also declared its first quarter distribution of $0.25 per share, payable on March 31, 2021 to stockholders of record on March 16, 2021.

Except where the context suggests otherwise, the terms “Monroe,” “we,” “us,” “our,” and “Company” refer to Monroe Capital Corporation.

Fourth Quarter 2020 Financial Highlights

•	Net Investment Income of $5.3 million, or $0.25 per share

•	Adjusted Net Investment Income (a non-GAAP measure described below) of $5.4 million, or $0.25 per share

•	Net increase in net assets resulting from operations of $9.1 million, or $0.42 per share

•	Net Asset Value (“NAV”) of $234.4 million, or $11.00 per share

•	Paid quarterly dividend of $0.25 per share on December 31, 2020

•	Current annual cash dividend yield to shareholders of approximately 10.5%(1)

(1)	Based on an annualized dividend and closing share price as of March 1, 2021.

Full Year 2020 Financial Highlights

•	Net investment income of $30.4 million, or $1.45 per share

•	Adjusted Net Investment Income (a non-GAAP measure described below) of $30.8 million, or $1.47 per share

•	Net increase in net assets resulting from operations of $1.6 million, or $0.08 per share

Chief Executive Officer Theodore L. Koenig commented, “We are pleased to report another quarter of strong financial results. During the fourth quarter, we reported another increase in our Net Asset Value and we again fully covered our dividend with Net Investment Income. We continue to believe the vast majority of our portfolio companies have strong long-term outlooks and we have seen recovery and stabilization in many of our portfolio companies that have been impacted by the COVID-19 pandemic. As market volatility resulting from the uncertainty related to the impacts of COVID-19 continued to decline during the fourth quarter, we saw spreads continue to tighten and valuations for portfolio companies without significant long-term COVID-19 impact continue to rebound, consistent with our experience in the prior two quarters. We had a very active late fourth quarter, redeploying a portion of the proceeds we received from recent repayment activity into current yielding assets which should positively contribute to earnings in future quarters. We are also very pleased with the January 25, 2021 issuance of $130.0 million in senior unsecured notes at an interest rate of 4.75% per annum with a maturity date of February 15, 2026 (the “2026 Notes”). The proceeds from the 2026 Notes were used to redeem all of the outstanding 5.75% 2023 Notes and repay a portion of the outstanding revolving credit facility. This refinancing lowered our debt financing costs which should positively impact our Adjusted Net Investment Income and earnings in future quarters. As always, we continue to be focused on the interests of our shareholders and will operate with caution and remain focused on generation of Net Investment Income, preservation of capital and creation of shareholder value.”

Monroe Capital Corporation is a business development company affiliate of the award winning private credit investment firm and lender, Monroe Capital LLC.

Management Commentary

We are pleased to report Adjusted Net Investment Income of $5.4 million or $0.25 per share for the quarter ended December 31, 2020. This compares with $5.8 million or $0.27 per share for the quarter ended September 30, 2020. See Non-GAAP Financial Measure – Adjusted Net Investment Income discussion below.

NAV increased by $0.17 per share, or 1.6%, to $234.4 million or $11.00 per share as of December 31, 2020, compared to $230.7 million or $10.83 per share as of September 30, 2020. The NAV increase of $0.17 per share was primarily the result of net realized and unrealized gains on the portfolio as Net Investment Income of $5.3 million, or $0.25 per share, was in line with the fourth quarter dividend of $0.25 per share.

Below are our estimates of the components of the $0.17 increase in per share NAV for the quarter attributable to net realized and unrealized gains:

•	$0.29 per share increase in NAV attributable to broad market movements and tightening of credit spreads in the loan markets. Of that $0.29 per share, approximately $0.21 per share was attributable to names held in the portfolio directly, while approximately $0.08 per share was attributable to our investment in MRCC Senior Loan Fund I, LLC (“SLF”).

•	$0.05 per share decrease in NAV attributable to net losses on portfolio companies that have underlying credit or fundamental performance concerns resulting in a risk rating of Grade 3, 4 or 5 on the Company’s internal risk rating scale. Please refer to the Company’s 10-K for additional information on the Company’s risk rating system.

•	$0.07 per share decrease in NAV attributable to other losses, primarily comprised of unrealized losses associated with foreign currency fluctuations on our borrowings denominated in British pounds. As these borrowings in British pounds were used to finance investments denominated in British pounds, the offsetting gains on the change in fair value of the asset for these foreign currency fluctuations are included in net gain (loss) on investments.

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The SLF’s underlying investments are loans to middle-market borrowers that are generally larger than the rest of MRCC’s portfolio, which is focused on lower middle-market companies. These upper middle-market loans held within the SLF experienced higher volatility in valuation during the year than the rest of the MRCC portfolio. See MRCC Senior Loan Fund below for additional information on SLF. The mark-to-market valuation changes on the SLF portfolio contributed $1.8 million, or $0.08 per share, to the increase in NAV for the fourth quarter compared with a $2.0 million, or $0.09 per share, increase in the third quarter.

During the quarter, MRCC’s regulatory debt-to-equity leverage increased slightly from 0.90 times debt-to-equity to 1.00 times debt-to equity. The increase in leverage was primarily driven by strong investment activity at the end of the fourth quarter. We continue to focus on managing our investment portfolio and selectively redeploying capital over time to modestly increase MRCC’s leverage.

Selected Financial Highlights

(in thousands, except per share data)

	December 31, 2020	September 30, 2020
Consolidated Statements of Assets and Liabilities data:		(unaudited)
Investments, at fair value	$547,039	$522,267
Total assets	$585,123	$552,726
Net asset value	$234,434	$230,683
Net asset value per share	$11.00	$10.83

	For the quarter ended
	December 31, 2020	September 30, 2020
Consolidated Statements of Operations data:	(unaudited)
Net investment income	$5,326	$5,644
Adjusted net investment income (1)	$5,424	$5,769
Net gain (loss)	$3,751	$9,541
Net increase (decrease) in net assets resulting from operations	$9,077	$15,185

Per share data:
Net investment income	$0.25	$0.26
Adjusted net investment income (1)	$0.25	$0.27
Net gain (loss)	$0.17	$0.45
Net increase (decrease) in net assets resulting from operations	$0.42	$0.71

(1)	See Non-GAAP Financial Measure – Adjusted Net Investment Income below for a detailed description of this non-GAAP measure and a reconciliation from net investment income to Adjusted Net Investment Income. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company.

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Portfolio Review

The Company had debt and equity investments in 89 portfolio companies, with a total fair value of $547.0 million as of December 31, 2020, as compared to debt and equity investments in 79 portfolio companies, with a total fair value of $522.3 million, as of September 30, 2020. The Company’s portfolio consists primarily of first lien loans, representing 85.8% of the portfolio as of December 31, 2020, and 87.4% of the portfolio as of September 30, 2020. As of December 31, 2020, the weighted average contractual and effective yield on the Company’s debt and preferred equity investments was 7.7% and 7.7%, respectively, as compared to the weighted average contractual and effective yield of 7.6% and 7.6%, respectively, as of September 30, 2020. Portfolio yield is calculated only on the portion of the portfolio that has a contractual coupon and therefore does not account for dividends on equity investments (other than preferred equity). As of December 31, 2020, 4.1% of the Company’s total investments at fair value were on non-accrual as compared to 5.2% as of September 30, 2020.

Financial Review

Results of Operations: Fourth Quarter 2020

Net Investment Income for the quarter ended December 31, 2020 totaled $5.3 million, or $0.25 per share, compared to $5.6 million, or $0.26 per share, for the quarter ended September 30, 2020. Adjusted Net Investment Income was $5.4 million, or $0.25 per share, for the quarter ended December 31, 2020, compared to $5.8 million, or $0.27 per share, for the quarter ended September 30, 2020. Investment income for the quarter ended December 31, 2020 totaled $12.6 million, compared to $13.4 million for the quarter ended September 30, 2020. The $0.8 million decrease during the quarter was primarily the result of a decrease in interest income, primarily due to a smaller average investment portfolio size during the quarter, partially offset by an increase in dividend income from SLF. Although the total investment portfolio increased as of December 31, 2020 when compared to September 30, 2020, the average investment portfolio size for the fourth quarter was lower than the third quarter as the Company had a significant increase in investment activity near the end of the fourth quarter. Total expenses, net of incentive fee and management fee waivers, for the quarter ended December 31, 2020 totaled $7.2 million, compared to $7.7 million for the quarter ended September 30, 2020. The $0.5 million decrease during the quarter was primarily driven by a $0.4 million waiver of base management fees and lower interest expense as a result of lower average debt outstanding.

Net gain (loss) was $3.8 million for the quarter ended December 31, 2020, compared to $9.5 million for the quarter ended September 30, 2020. During the quarter ended December 31, 2020, credit spreads continued to tighten and U.S. loan prices continued to rebound. The Company’s portfolio increased in value by 1.2%, from 90.6% of amortized cost as of September 30, 2020 to 91.8% of amortized cost as of December 31, 2020.

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Net increase (decrease) in net assets resulting from operations was $9.1 million, or $0.42 per share, for the quarter ended December 31, 2020, compared to $15.2 million, or $0.71 per share, for the quarter ended September 30, 2020.

Results of Operations: Full Year 2020

Net investment income for the year ended December 31, 2020 totaled $30.4 million, or $1.45 per share, compared to $29.0 million, or $1.42 per share, for the year ended December 31, 2019. Adjusted Net Investment Income was $30.8 million, or $1.47 per share, for the year ended December 31, 2020, compared to $29.1 million, or $1.42 per share, for the year ended December 31, 2019. Total investment income for the year ended December 31, 2020 totaled $61.6 million, compared to $68.2 million for the year ended December 31, 2019. The $6.6 million decrease during the year was primarily driven by decreases in interest income as a result of a smaller average portfolio size, decrease in average portfolio yield attributable to general decreases in LIBOR and the movement of select additional portfolio companies to non-accrual status during the year, partially offset by higher fee income. Total expenses, net of incentive fee and management fee waivers, for the year ended December 31, 2020 totaled $31.2 million, compared to $39.2 million for the year ended December 31, 2019. The $8.0 million decrease during the year was primarily driven by decreases in incentive fees and management fees, net of associated fee waivers, and a decrease in interest expense as a result of lower average debt outstanding. Incentive fees were limited by $5.0 million during the year ended December 31, 2020 compared to $1.1 million for the year ended December 31, 2019 due to the total return requirement. Please refer to the Company’s Form 10-K for additional information on the incentive fee calculation and associated limitation.

Net gain (loss) was ($28.7) million for the year ended December 31, 2020, compared to ($9.8) million for the year ended December 31, 2019. During the year ended December 31, 2020, the increase in net losses was primarily attributable to unrealized losses related to specific credit or fundamental performance of underlying portfolio companies, a significant portion of which was as a result of the impact of COVID-19 on individual credit performance.

Net increase (decrease) in net assets resulting from operations was $1.6 million, or $0.08 per share, for the year ended December 31, 2020, compared to $19.2 million, or $0.94 per share, for the year ended December 31, 2019.

Liquidity and Capital Resources

At December 31, 2020, the Company had $6.8 million in cash, $25.7 million in restricted cash at Monroe Capital Corporation SBIC LP (“MRCC SBIC”), $126.6 million of debt outstanding on its revolving credit facility, $109.0 million of debt outstanding on its 2023 Notes, and $115.0 million in outstanding Small Business Administration (“SBA”) debentures. As of December 31, 2020, the Company had approximately $128.4 million available for additional borrowings on its revolving credit facility, subject to borrowing base availability.

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SBIC Subsidiary

As of December 31, 2020, MRCC SBIC had $57.6 million in leverageable capital, $25.7 million in cash and $131.2 million in investments at fair value. As of December 31, 2020, the Company had $115.0 million in SBA debentures outstanding. On March 1, 2021, MRCC SBIC used available cash to repay $28.1 million in SBA debentures. This should reduce the drag associated with the large cash balance held at MRCC SBIC and positively impact net investment income and earnings going forward. As a result of exemptive relief granted by the Securities and Exchange Commission (“SEC”), the SBA debentures are excluded from the Company’s 150% asset coverage test under the Investment Company Act of 1940.

MRCC Senior Loan Fund

SLF is a joint venture with Life Insurance Company of the Southwest (“LSW”), an affiliate of National Life Insurance Company. SLF invests primarily in senior secured loans to middle market companies in the United States. The Company and LSW have each committed $50.0 million of capital to the joint venture. As of December 31, 2020, the Company had made net capital contributions of $42.2 million in SLF with a fair value of $39.3 million, as compared to net capital contributions of $42.2 million in SLF with a fair value of $37.5 million at September 30, 2020. During the quarter ended December 31, 2020, the Company received an income distribution from SLF of $1.2 million, compared to the $1.1 million received during the quarter ended September 30, 2020. During the year ended December 31, 2020, the Company received income distributions from SLF of $4.4 million, compared to the $4.0 million received for the year ended December 31, 2019. As discussed earlier, the SLF’s underlying investments are loans to middle-market borrowers that are generally larger than the rest of MRCC’s portfolio which is focused on lower middle-market companies. The SLF’s portfolio increased value by 2.4% during the quarter, from 94.8% of amortized cost as of September 30, 2020 to 97.2% of amortized cost as of December 31, 2020.

As of December 31, 2020, SLF had total assets of $209.7 million (including investments at fair value of $205.7 million), total liabilities of $131.1 million (including borrowings under the $170.0 million secured revolving credit facility with Capital One, N.A. (the “SLF Credit Facility”) of $131.5 million) and total members’ capital of $78.6 million. As of September 30, 2020, SLF had total assets of $216.7 million (including investments at fair value of $207.0 million), total liabilities of $141.7 million (including borrowings under the SLF Credit Facility of $142.1 million) and total members’ capital of $75.0 million.

Non-GAAP Financial Measure – Adjusted Net Investment Income

On a supplemental basis, the Company discloses Adjusted Net Investment Income (including on a per share basis) which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with generally accepted accounting principles of the United States of America (“non-GAAP”). Adjusted Net Investment Income represents net investment income, excluding the net capital gains incentive fee and income taxes. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized capital losses for such year. Management believes that Adjusted Net Investment Income is a useful indicator of operations exclusive of any net capital gains incentive fee as net investment income does not include gains associated with the capital gains incentive fee.

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The following table provides a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted Net Investment Income for the periods presented:

	For the quarter ended
	December 31, 2020		September 30, 2020
	Amount	Per Share Amount	Amount	Per Share Amount
	(in thousands, except per share data)
Net investment income	$5,326	$0.25	$5,644	$0.26
Net capital gains incentive fee	—	—	—	—
Income taxes, including excise taxes	98	—	125	0.01
Adjusted Net Investment Income	$5,424	$0.25	$5,769	$0.27

	For the year ended
	December 31, 2020		December 31, 2019
	Amount	Per Share Amount	Amount	Per Share Amount
	(in thousands, except per share data)
Net investment income	$30,388	$1.45	$29,034	$1.42
Net capital gains incentive fee	—	—	—	—
Income taxes, including excise taxes	370	0.02	17	—
Adjusted Net Investment Income	$30,758	$1.47	$29,051	$1.42

Adjusted Net Investment Income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted Net Investment Income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.

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Fourth Quarter 2020 Financial Results Conference Call

The Company will host a webcast and conference call to discuss these operating and financial results on Wednesday, March 3, 2021 at 11:00 am ET. The webcast will be hosted on a webcast link located in the Investor Relations section of the Company’s website at http://ir.monroebdc.com/events.cfm. To participate in the conference call, please dial (877) 312-8807 approximately 10 minutes prior to the call. Please reference conference ID #6489050.

For those unable to listen to the live broadcast, the webcast will be available for replay on the Company’s website approximately two hours after the event.

For a more detailed discussion of the financial and other information included in this press release, please also refer to the Company’s Form 10-K for the year ended December 31, 2020 to be filed with the SEC (www.sec.gov) on March 2, 2021.

First Quarter 2021 Distribution

The Board of Directors of Monroe declared its first quarter distribution of $0.25 per share, payable on March 31, 2021 to stockholders of record on March 16, 2021. In October 2012, the Company adopted a dividend reinvestment plan that provides for reinvestment of distributions on behalf of its stockholders, unless a stockholder elects to receive cash prior to the record date. When the Company declares a cash distribution, stockholders who have not opted out of the dividend reinvestment plan prior to the record date will have their distribution automatically reinvested in additional shares of the Company’s capital stock. The specific tax characteristics of the distribution will be reported to stockholders on Form 1099 after the end of the calendar year and in the Company’s periodic report filed with the SEC.

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MONROE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share data)

	December 31, 2020	September 30, 2020	December 31, 2019
		(unaudited)
ASSETS
Investments, at fair value:
Non-controlled/non-affiliate company investments	$398,040	$406,702	$513,959
Non-controlled affiliate company investments	109,715	78,041	59,860
Controlled affiliate company investments	39,284	37,524	42,412
Total investments, at fair value (amortized cost of: $596,103, $576,340 and $634,736, respectively)	547,039	522,267	616,231
Cash	6,769	4,405	2,234
Restricted cash	25,657	19,073	27,409
Interest receivable	4,606	5,822	8,689
Other assets	1,052	1,159	495
Total assets	585,123	552,726	655,058

LIABILITIES
Debt:
Revolving credit facility	126,559	99,351	180,294
2023 Notes	109,000	109,000	109,000
SBA debentures payable	115,000	115,000	115,000
Total debt	350,559	323,351	404,294
Less: Unamortized deferred financing costs	(7,052)	(7,566)	(8,053)
Total debt, less unamortized deferred financing costs	343,507	315,785	396,241
Interest payable	2,764	1,691	2,763
Unrealized loss on foreign currency forward contracts	113	40	59
Management fees payable	1,978	2,414	2,751
Incentive fees payable	—	—	1,374
Accounts payable and accrued expenses	2,327	2,075	2,513
Directors' fees payable	—	38	—
Total liabilities	350,689	322,043	405,701
Net assets	$234,434	$230,683	$249,357

ANALYSIS OF NET ASSETS
Common stock, $0.001 par value, 100,000 shares authorized, 21,304, 21,304, and 20,445 shares issued and outstanding, respectively	$21	$21	$20
Capital in excess of par value	294,897	295,344	288,850
Accumulated undistributed (overdistributed) earnings	(60,484)	(64,682)	(39,513)
Total net assets	$234,434	$230,683	$249,357
Net asset value per share	$11.00	$10.83	$12.20

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MONROE CAPITAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	For the quarter ended		For the year ended
	December 31, 2020	September 30, 2020	December 31, 2020	December 31, 2019
	(unaudited)		(audited)
Investment income:
Non-controlled/non-affiliate company investments:
Interest income	$6,128	$9,992	$42,928	$54,388
Payment-in-kind interest income	2,449	553	3,928	544
Dividend income	81	5	10	65
Fee income	175	26	3,222	1,926
Total investment income from non-controlled/non-affiliate company investments	8,833	10,576	50,088	56,923
Non-controlled affiliate company investments:
Interest income	1,204	659	2,098	2,231
Payment-in-kind interest income	1,224	1,010	4,848	4,994
Dividend income	41	40	147	—
Total investment income from non-controlled affiliate company investments	2,469	1,709	7,093	7,225
Controlled affiliate company investments:
Dividend income	1,250	1,100	4,400	4,045
Total investment income from controlled affiliate company investments	1,250	1,100	4,400	4,045
Total investment income	12,552	13,385	61,581	68,193

Operating expenses:
Interest and other debt financing expenses	4,246	4,358	17,989	20,268
Base management fees	2,408	2,414	9,807	10,780
Incentive fees	712	—	712	5,611
Professional fees	285	201	1,023	1,209
Administrative service fees	327	321	1,300	1,309
General and administrative expenses	260	284	989	991
Directors' fees	32	38	145	156
Expenses before base management fee and incentive fee waivers	8,270	7,616	31,965	40,324
Base management fee waiver	(430)	—	(430)	—
Incentive fee waiver	(712)	—	(712)	(1,182)
Total expenses	7,128	7,616	30,823	39,142
Net investment income before income taxes	5,424	5,769	30,758	29,051
Income taxes, including excise taxes	98	125	370	17
Net investment income	5,326	5,644	30,388	29,034

Net gain (loss):
Net realized gain (loss):
Non-controlled/non-affiliate company investments	6	(10)	2,551	34
Non-controlled affiliate company investments	—	—	—	(967)
Foreign currency forward contracts	(19)	(15)	(16)	12
Foreign currency and other transactions	(1)	3	(14)	(4)
Net realized gain (loss)	(14)	(22)	2,521	(925)

Net change in unrealized gain (loss):
Non-controlled/non-affiliate company investments	2,130	3,048	(20,397)	859
Non-controlled affiliate company investments	1,119	5,456	(7,034)	(8,689)
Controlled affiliate company investments	1,760	1,969	(3,128)	(172)
Foreign currency forward contracts	(73)	(55)	(54)	(75)
Foreign currency and other transactions	(1,171)	(855)	(650)	(818)
Net change in unrealized gain (loss)	3,765	9,563	(31,263)	(8,895)

Net gain (loss)	3,751	9,541	(28,742)	(9,820)

Net increase (decrease) in net assets resulting from operations	$9,077	$15,185	$1,646	$19,214

Per common share data:
Net investment income per share - basic and diluted	$0.25	$0.26	$1.45	$1.42
Net increase (decrease) in net assets resulting from operations per share - basic and diluted	$0.42	$0.71	$0.08	$0.94
Weighted average common shares outstanding - basic and diluted	21,304	21,303	20,924	20,445

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Additional Supplemental Information:

The composition of the Company’s investment income was as follows (in thousands):

	For the quarter ended		For the year ended
	December 31, 2020	September 30, 2020	December 31, 2020	December 31, 2019

Interest income	$6,951	$10,179	$42,640	$54,254
Payment-in-kind interest income (1)	3,673	1,563	8,776	5,538
Dividend income	1,372	1,145	4,557	4,110
Fee income	175	26	3,222	1,926
Prepayment gain (loss)	88	192	1,133	883
Accretion of discounts and amortization of premiums	293	280	1,253	1,482
Total investment income	$12,552	$13,385	$61,581	$68,193

(1)	Payment-in-kind interest income increased during the quarter primarily due to one-time restructurings where interest previously recorded as cash interest income was capitalized into the position.

The composition of the Company’s interest expense and other debt financing expenses was as follows (in thousands):

	For the quarter ended		For the year ended
	December 31, 2020	September 30, 2020	December 31, 2020	December 31, 2019

Interest expense - revolving credit facility	$1,090	$1,218	$5,594	$8,710
Interest expense - 2023 Notes	1,569	1,567	6,270	5,756
Interest expense - SBA debentures	992	991	3,944	3,933
Amortization of deferred financing costs	595	582	2,181	1,869
Total interest and other debt financing expenses	$4,246	$4,358	$17,989	$20,268

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ABOUT MONROE CAPITAL CORPORATION
Monroe Capital Corporation is a publicly-traded specialty finance company that principally invests in senior, unitranche and junior secured debt and, to a lesser extent, unsecured debt and equity investments in middle-market companies. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation. The Company’s investment activities are managed by its investment adviser, Monroe Capital BDC Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and an affiliate of Monroe Capital LLC. To learn more about Monroe Capital Corporation, visit www.monroecap.com.

ABOUT MONROE CAPITAL LLC

Monroe Capital LLC (“Monroe”) is a premier boutique asset management firm specializing in private credit markets across various strategies including direct lending, asset-based lending, specialty finance, opportunistic and structured credit, and equity. Since 2004, the firm has been successfully providing capital solutions to clients in the U.S. and Canada. Monroe prides itself on being a value-added and user-friendly partner to business owners, management, and both private equity and independent sponsors. Monroe’s platform offers a wide variety of investment products for both institutional and high net worth investors with a focus on generating high quality “alpha” returns irrespective of business or economic cycles. The firm is headquartered in Chicago, and maintains offices in Atlanta, Boston, Los Angeles, New York and San Francisco.

Monroe has been recognized by both its peers and investors with various awards including Private Debt Investor as the 2020 Lower Mid-Market Lender of the Year, 2020 Lender of the Year, and 2020 CLO Manager of the Year, Americas; Creditflux as the 2020 Best U.S. Direct Lending Fund; Pension Bridge as the 2020 Private Credit Strategy of the Year; and Global M&A Network as the 2020 Small Middle Markets Lender of the Year. For more information, please visit www.monroecap.com.

FORWARD-LOOKING STATEMENTS
This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

SOURCE:	Monroe Capital Corporation

Investor Contact:	Aaron D. Peck
Chief Investment Officer and Chief Financial Officer
Monroe Capital Corporation
(312) 523-2363
Email: apeck@monroecap.com

Media Contact:	Caroline Collins
BackBay Communications
(617) 963-0065
Email: caroline.collins@backbaycommunications.com

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